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                                  Exhibit 11.1
              Health Systems International, Inc. and Subsidiaries

                       Computation of Earnings Per Share

                     (In thousands, except per share data)



                                                                                         Years Ended
                                                                -----------------------------------------------------------
                                                                    1996                   1995                    1994
                                                                ------------           ------------           -------------
Primary:
      Shares outstanding at beginning of period                       48,327                 48,491                  48,691
      Weighted average shares issued (repurchased)
         during period                                                   (97)                    21                     (95)
       Dilutive shares contingently issuable
          upon exercise of stock options, net of
          shares assumed to have been purchased
         (at average market price) for treasury with
          assumed proceeds from exercise                                 102                    319                   1,095
                                                                ------------           ------------           -------------
Total primary shares                                                  48,332                 48,831                  49,691
                                                                ============           ============           =============

Net income                                                      $     73,592           $     89,592           $      88,075
                                                                ============           ============           =============

Net income per share                                            $       1.52           $       1.83           $        1.77
                                                                ============           ============           =============




Fully diluted:
       Shares outstanding at beginning of period                      48,327                 48,491                  48,691
       Weighted average shares issued
            (repurchased) during period                                  (97)                    21                     (95)
        Dilutive shares contingently issuable upon
          exercise of stock options, net of shares
          assumed to have been purchased (at the
          greater of average or period-end market
          price) for treasury with assumed
         proceeds from exercise                                          108                    371                   1,196
                                                                ------------           ------------           -------------
Total fully diluted shares                                            48,338                 48,883                  49,792
                                                                ============           ============           =============
Net income                                                      $     73,592           $     89,592           $      88,075
                                                                ============           ============           =============
Net income per share                                            $       1.52           $       1.83           $        1.77
                                                                ============           ============           =============